PURCHASE AGREEMENT


         This Purchase Agreement ("Agreement") is made between CyberMalls, Inc., a Nevada corporation ("CyberMalls"), its subsidiary, Cyber Football, Inc., a Nevada corporation "CFI") and, BRIA Communications Corporation, a New Jersey corporation ("Client"), with respect to the following:


                                    RECITALS

         WHEREAS, CyberMalls builds and sells virtual malls on the information superhighway (Internet) and provides the necessary support and maintenance services to companies that desire to market and/or promote their products and/or services on the information superhighway; and

         WHEREAS, Client wishes to purchase from CyberMalls, Cyber Football, Inc., a Nevada corporation ("CFI"); and

         WHEREAS, CFI markets and promotes products and services that relate to the sport of football; and

         WHEREAS, Client desires that CyberMalls develops a virtual mall for CFI on the Internet to promote and market products and services relating to sports and specifically to the sport of football.


                                   DEFINITIONS

         1. "Virtual mall" is a theme-based shopping center located on the information superhighway which will contain a diversity of multiple retailers.

         2. "Virtual mall owner" is the proprietor of a theme-based virtual shopping center with multiple retailers offering products and/or services within the mall theme.

         3. "Retailer" is a lessee of advertising and/or sales of services and/or products in a CyberMalls' virtual mall.

         4. "CyberService Protocols" are unique services that CyberMalls will use its best efforts to provide to retailers which shall include, among other things, the following:

              A. "Virtual  shopping  cart" that can  select  goods not only from retailers within that virtual mall, but within other CyberMalls virtual malls, and potentially in other virtual shopping enterprises.

              B. Payment  for  all   purchases  in  virtual   shopping  cart  at
                 conclusion of shopping experience.

              C. Payment made at one point-of-sale.

              D. Best  efforts  shall be used to ensure that  purchases  will be
                 protected   by   computer    security    software   to   ensure
                 confidentiality of payment data.

         5. "WebSafari(TM) Protocols" are proprietary technologies that include, but are not limited to:

              A. The WebSafari(TM) search engine.

              B. The CyberMalls' inventory Distributed Database provided to each retailer and virtual mall owner.

              C. Reverse link icons.

              D. Equipment and technology pertaining to WebSafari(TM).

         6. "WebSafari(TM) Mall Membership" includes, but is not limited to:

              A. Up to 250,000 search engine references to said mall per month;

              B. 250,000 inventory database items for one year;

              C. Up to 5,000 web pages, either manual or auto-created;

              D. High-speed information superhighway backbone connection;

              E. Use of all necessary server-based equipment; and,

              F. Up to 100 hours of consultation and training.

         7. "Virtual Mall Viability" refers to the point in development where CyberMalls, in its professional judgment, believes the virtual mall is able to continue as a free-standing information superhighway virtual mall, with sufficient retailers to be profitable, and without the development assistance from CyberMalls' development team, but not to exceed two (2) years.

         8. "Act" refers to the Securities Act of 1933, as amended, pertinent portions available if requested by Client.

                                    AGREEMENT

         IN CONSIDERATION OF the mutual promises made by CyberMalls, CFI and Client, and the terms and conditions hereafter set forth, the receipt and adequacy of such consideration being mutually acknowledged, CyberMalls, CFI and Client therefore agree to the following:

1.       Terms of Purchase Agreement:

         A. Sale and Purchase. CyberMalls agrees to sell to Client and Client agrees to purchase from CyberMalls, Cyber Football, Inc., a Nevada corporation ("CFI"). As a condition to the purchase of the CFI, CFI further agrees to purchase from CyberMalls a virtual mall as more fully explained herein. CyberMalls shall then design and build for CFI a virtual mall containing WebSafari(TM) Protocols meeting Client's specific needs. During development, which shall not exceed two (2) years, Client shall have use of CyberMalls' CyberService Protocols, and any other services and/or technologies CyberMalls develops that are intended for virtual malls. The CFI mall shall be designed to accommodate WebSafari Mall Membership protocols. Client and CFI agree that during the two year development period, Client and CFI will remain in compliance with WebSafari(TM)Mall Membership protocols and for so long as CFI has a membership with WebSafari. CFI's virtual mall shall contain and be provided with the following:

              1. use of CyberMalls' data communication line, as needed; use of CyberMalls' computer hardware and software, as needed; use of CyberMalls' graphic design team for CFI web pages designs and other virtual mall requirements, as needed; use of CyberMalls' copy writing and editing team in CFI web pages designs and other virtual mall requirements, as needed; and use of CyberMalls' scanning systems, facsimile systems, photocopiers, and any other equipment specifically for construction and development of CFI virtual mall, as needed.

              2.   any necessary standardized forms.

              3. the standard WebSafari(TM) Mall Membership for the duration of the business relationship between CyberMalls and CFI. The fees for this Membership which are set forth in detail in the WebSafari Mall Membership Agreement, which shall be incorporated into this Agreement, shall be submitted to Client within 30 days from the date of the signing of this Agreement.

         B.  Compensation  .  According  to  the  specific  terms  herein,   the
         compensation shall be as follows:

              1. In consideration for the purchase of a majority interest in CFI, upon the execution of this Agreement, BRIA will issue to CyberMalls 1,875,000 shares of its Class A Common Stock at 1/2 the present bid price or, $0.375 per share. CFI will issue to BRIA 9,101,019 shares of its restricted common stock which reflects approximately 90.1% of the authorized, issued and outstanding shares of CFI.

              2. Further, for the purchase of the virtual mall from CyberMalls, CFI will execute a Promissory Note in favor of CyberMalls in the amount of $11,500,000 bearing an interest rate of 9% per annum, to be payable three (3) years from the date of the execution of this Agreement. The Note shall be secured by the CFI trademark and domain rights. BRIA shall be a guarantor on said Note to the extent that such guarantee shall be secured by 100% of BRIA's interest in CFI's common stock. Said Note is attached hereto as Exhibit "A".

              3. Additionally, as compensation for services to be provided with regard to the creation, development and initial servicing of the virtual mall, CFI shall equally divide with CyberMalls the proceeds realized from a Regulation D Rule 504 Offering pursuant to a Financial Consulting Agreement entered into between the Client, CFI and Canton Financial Services Corporation on behalf of CFI, dated August 31, 1996, a copy of which is attached hereto as Exhibit "B".

              4.   Further,  once an aggregate  of $4 million in gross  revenues has been realized by CFI, CFI shall issue to CyberMalls 100,000 shares of its free-trading stock, for services rendered, with such shares being registered, or if registration is impractical then such shares being issued pursuant to an available exemption from registration under the Act.

              5. Moreover, as long as CyberMalls is providing services to CFI, it shall receive 3% of the quarterly gross revenues of CFI, which are to be disbursed on a quarterly basis.

              6. Immediately upon receipt by CFI of lease payments received from any "tenants" directly procured by CyberMalls and placed under CFI's virtual mall, CFI shall compensate CyberMalls 15% of such payments in stock or in cash, at CyberMall's option.

         C. Expenses:

              1. Client shall be responsible for all costs associated with the construction, development and continuing service of the CFI virtual mall. Such costs shall include rental of CyberMalls equipment and CyberMalls materials, which at the time of execution of this Agreement is approximately $5,000 per month, which shall be waived for a period of ninety (90) days in accordance with paragraph C(3) below. CyberMalls shall provide Client a monthly itemized statement of all costs incurred for Client. Any fees and expenses that are not due directly to CyberMalls for services rendered, shall be borne by Client.

              2. All time spent on each matter by CyberMalls, any subcontractor of CyberMalls or any of its subsidiaries, shall be recorded and charged at their respective hourly rate and shall be subject to periodic review based on the status of the person performing the work. In the event that any compensation or expense is not remitted within thirty (30) days, the CyberMalls' statement detailing such compensation or expense shall incur interest at 12% per annum, compounded annually.

              3. In the event of a dispute over expenses to be paid by Client to CyberMalls, Client shall present CyberMalls with written document detailing the nature of the dispute. CyberMalls and Client shall first attempt to resolve the matter among themselves. If, after 30 days from the date of Client's dispute letter, the matter has not been resolved in writing and signed by both parties, it shall next be submitted to arbitration, outlined in section 3.

         D. Term of Service and Development. CyberMalls shall be obligated to provide all services necessary to achieve the development of CFI's virtual mall to Client's specifications for a period of two years from the date of this Agreement.

         E. Official Notices. All official communications or legal notices shall be given in writing by registered or certified mail, addressed to the respective party at the postal address or other address(es) as each party may hereafter designate in writing, or when sent by facsimile transmission, charges prepaid. The present addresses of the parties are as follows:

                                CYBERMALLS, INC.
                          268 West 400 South, Ste, 200
                                 (801) 575-8073
                              (801) 575-8092 (fax)
                        Attn: Nathan Tippetts, President

                                      and,
                         BRIA COMMUNICATIONS CORPORATION
                                      and,
                              CYBER FOOTBALL, INC.
                              1471-17 Newport Ave.,
                              Neponsit, N.Y. 11694
                                  718-318-1535
                               718-945-1044 (fax)
                       Attn: Richard Lifschutz, President

2.       Confidentiality of Proprietary Information:

         A. Confidential Information. For the purpose of this Agreement, "confidential information" shall include any trade secret, inside information or proprietary information, including technical data or know-how, plans of operation, diagrams, drawings, photographs, pictures or any patent rights, copyrights, trademarks, service marks, or licensing rights to any and all designs, design changes, improvements, or modifications to any of the products or services of any of the parties. Confidential information also includes other information that the parties know is confidential or that a reasonable person in the position of the parties would have reason to believe is confidential. Confidential Information shall further include such information as designated by the parties herein, including Client's Information and CyberMalls' Information.

         B. The Client Information. In connection with the performance of its obligations under the Agreement, CyberMalls or its associates may be provided copies, or access to originals, of financial information, business plans, customer and supplier lists, records concerning technical processes, computer hardware and software, research and development data, product lists, product designs and drawings, new product ideas, and other information concerning Client and its business, much of which is confidential and proprietary (the "Client Information").

         C. The CyberMalls Information. In connection with the performance of its obligations under this Agreement, Client or its associates may be provided copies, or access to originals, of financial information, business plans, customer and supplier lists, records concerning technical processes, computer hardware or software, and other information concerning CyberMalls and its business, much of which is confidential and proprietary (the "CyberMalls Information").

         D. The parties agree not to use or disclose any confidential information for any purpose except to carry out the purposes of this Agreement. The parties further agree to limit internal disclosure of confidential information on a need to know basis to those key executive officers, legal and accounting advisors, and any necessary parties involved in the development of CFI's virtual mall. The parties warrant that all such individuals have been or will be advised of and agree to adhere to the confidentiality provisions of this Agreement. The parties also agree to hold confidential information in the strictest confidence and to take all reasonable measures to protect the confidentiality of and avoid unauthorized disclosure of any confidential information.

         E. The confidentiality obligations imposed by this Agreement shall not apply to material and information if:

              1. Such material or information is in the public domain at the time of disclosure, through no wrongful act of the receiving party; or

              2. Such material or information is generally known to the receiving party at the time of disclosure without obligation concerning its confidentiality; or

              3.   Such material or information is furnished to a third party by
                   the  original   possessor  thereof  under  no  obligation  of
                   confidentiality.

         F. Unless otherwise approved in writing by an officer of CyberMalls, any data, products, technology or information on any other person, entity, organization, or thing obtained by Client or CFI through WebSafari(TM) Distributed Database, or its other services, is to remain the sole property of CyberMalls and shall be used only in conjunction with and/or within the scope of this Agreement explicitly with respect to the business relationship between the parties.

         G. The parties understand and agree that the breach or threatened breach of the agreement not to disclose confidential information may cause irreparable injury to the violated party. Accordingly, in addition to any other relief to which the parties may be entitled, the parties agree that the violated party shall be entitled, without proof of damages, or posting of a bond, to pursue a remedy at law or in equity for any damages resulting therefrom, including injunctive relief.

         H. All restrictions on the use or disclosure of proprietary information contained herein shall remain in effect during the term of this Agreement and shall continue for a period of five (5) years after the expiration or termination of this Agreement.

3. Arbitration. All disputes that cannot be settled between the parties together under this Agreement, shall be settled by arbitration in accordance with the rules of the American Arbitration Association then controlling.

         A. Disputes Shall Not Affect Agreement: Disputes, differences or controversies between the parties during the term of this Agreement shall not interrupt performance of this Agreement. In the event of any such dispute, difference or controversy, CyberMalls and WebSafari(TM) shall continue to perform on behalf of Client and/or CFI, and settlements and payments shall be made in the same manner as prior to such dispute, difference or controversy, until the matter in dispute has been finally determined between the parties.

4.       Termination of Agreement:

         A. Breach: Termination of this Agreement prior to conclusion of the two
         (2) year development or viability period shall be considered breach of this Agreement. The non-breaching party shall have the right to recover all relevant damages associated with breach in a competent court of law, according to the provisions of this Agreement.

         B. Failure to Remit Expenses: The continued lack of payment by Client and/or CFI for a period of 60 continuous days shall be considered a breach of this Agreement.

         C. Costs Due Upon Breach: Notwithstanding the breach of this Agreement by either party, CyberMalls shall be entitled to receipt of all fees, hard costs, compensation and expenses incurred for actual work performed at its normal consulting rates, and shall retain or continue to be entitled to any stock either issued or authorized to be issued to CyberMalls or its designees.

6.       Modification of Agreement:

         A. Written Modifications: Written communications from CyberMalls to Client modifying terms of this Agreement are valid and enforceable when signed by all parties, their successors and/or assigns to this Agreement.

7.       Controlling Laws of Agreement:

         A. Best Efforts Basis: CyberMalls agrees that it will at all times faithfully, to the best of its experience, ability and talents, perform all the duties that may be required of and from CyberMalls pursuant to the terms of this Agreement. CyberMalls does not guarantee that its efforts will have any impact on Client's business or that any subsequent financial improvement will result from CyberMalls' efforts. Client understands and acknowledges that the success or failure of CyberMalls' efforts will be predicated on Client's assets and operating results.

         B. Binding Law: This Agreement shall be subject to all valid applicable laws, rules and regulations of the State of Utah and of the United States. In the event that this Agreement, any of its provisions, or its outlined operations are found to be inconsistent with or contrary to any such laws, rules or regulations, the latter shall control.
         Furthermore, if commercially practicable, this Agreement shall be considered modified accordingly and shall continue in full force and effect as so modified.

                  1. In the event of litigation or other dispute resolution, disputes, differences, or controversies shall be heard in a court of competent jurisdiction within the State of Utah, in Salt Lake County, Utah.

         C. Entire Agreement: This Agreement shall constitute the entire Agreement between the parties herein unless modified by a written amendment signed by all of the parties or their successors in interest, or unless superseded by any supplemental Purchase Agreement entered into by the parties. There are no other agreements, undertakings, restrictions, representations or warranties among the parties other than those described and provided for in this Agreement and expressly signed by each party herein.

         D. Waiver: Client and CFI agree that CyberMalls' failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of that provision or provisions, nor shall such failure prevent CyberMalls from thereafter enforcing each and every provision of this Agreement.

8.       Non-Circumvention:

         A. Non-Circumvention: Client agrees that it will not enter into any transaction involving a business opportunity introduced to Client or CFI by CyberMalls without compensating CyberMalls as required hereunder. Such transaction will be construed as breach of this Agreement. Client and CFI further agree that any unauthorized use of any proprietary information whether accidental or otherwise shall be construed as intentional and shall be considered a breach of this Agreement.

9. Due Diligence: The parties herein agree to mutually cooperate with each other concerning any reasonable requests with respect to pursuing proper and necessary due diligence.

10. Client's Representations: Client represents, warrants and covenants to CyberMalls that each of the following are true and complete as of the date of this Agreement:

         A. Client is a corporation organized, validly existing, and in good standing under the laws of the state of New Jersey, with full corporate power and authority and all necessary governmental authorization to own, lease and operate property and carry on its business as it is now being conducted.

         B. Client is qualified to do business in and is in good standing in every jurisdiction in which the nature of its business or the property owned or leased by it makes such qualifications necessary.

11. Consents and Authorizations: Any consent, approval, order or authorization of, or registration, declaration, compliance with or filing with any governmental or regulatory authority required in connection with the execution and delivery of this Agreement to permit the consummation by Client, CFI and CyberMalls of the transactions described in this Agreement shall be accomplished in a timely manner and in accordance with all federal and state laws where applicable.

12. No Litigation Pending: There are no judicial or administrative actions, suits, proceedings or investigations pending or, to the knowledge of Client, threatened which may result in any liability on the part of Client other than what has already been disclosed to CyberMalls.

13.      CyberMalls'    Disclosure:    CyberMalls   makes   no   warranties   or
representations with respect to the value or potential value or earnings potential, of the CFI virtual mall.

14. Limitation of Assignment: Neither Client nor CFI will transfer, sell, hypothecate, assign or distribute any of the assets currently in its possession, including the CFI common stock, except upon the express, written and signed agreement by all of the parties to this Agreement, and will continue operations in substantially the same manner as it is presently functioning, until this Agreement has been consummated.

15. Attorney Fees: In the event that any court proceeding or dispute resolution procedure is brought under or in connection with this Agreement, the prevailing party in such proceeding shall be entitled to recover from the other party all costs, expenses and reasonable attorneys' fees incidental to such legal action. The term "prevailing party" as defined in this Agreement shall mean the party in whose favor a final judgment or award on the merits is entered. The prevailing party may apply to the court or the person(s) or board in charge of the proceeding, for an award of costs, expenses and reasonable attorneys' fees.

16.      Future Taxes:

         A. CyberMalls,  Inc. is not responsible for taxes on Virtual  Property:
         The parties also acknowledge that in the future, virtual malls may be subjected to a variety of tax obligations from one or more regulatory or governmental agencies. It is understood that should virtual malls, as defined and described in this Agreement, be assessed or obliged to pay additional taxes beyond what are assessed at the date of this Agreement, virtual mall owner shall assume responsibility for such taxes associated with construction, development, operation and/or revenues derived therefrom. Client and CFI acknowledge that CyberMalls shall not be liable to pay any future tax assessments associated with virtual mall.

17. Facsimile Counterparts: If a party signs this Agreement and transmits an electronic facsimile of the signature page to the other party, the party who receives the transmission may rely upon the electronic facsimile as a signed original of this Agreement. Further, this Agreement may be executed in counterparts.

AGREED TO this 31st day of August, 1996 by the parties herein.


CyberMalls, Inc.                                BRIA Communications Corporation
                                      and,
                              Cyber Football, Inc.



/s/Nathan Tippetts                                          /s/Richard Lifschutz
Nathan Tippetts, President                          Richard Lifschutz, President